EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Constellation Brands, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-63480) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391,
333-57912, and 333-68180) of Constellation Brands, Inc. of our report dated April 9, 2003, with respect to the consolidated balance sheet of Constellation Brands, Inc. and subsidiaries as of February 28, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, which report appears in the February 28, 2003, annual report on Form 10-K of Constellation Brands, Inc.

Our report refers to our audit of the disclosures added and reclassifications and adjustments that were applied to restate the February 28, 2002 and 2001 consolidated financial statements, as more fully described in Notes 1 and 2 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the February 28, 2002 and 2001 consolidated financial statements other than with respect to such disclosures, reclassifications and adjustments.

                                /s/ KPMG LLP

Rochester, New York
May 12, 2003

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